UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 27, 2005

                           ARIAD Pharmaceuticals, Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                      0-21696                  22-3106987
 (State or other jurisdiction         (Commission             (I.R.S. Employer
     of incorporation)                File Number)           Identification No.)


          26 Landsdowne Street, Cambridge, Massachusetts          02139
          (Address of principal executive offices)              (Zip Code)


       Registrant's telephone number, including area code: (617) 494-0400


                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

At a meeting held on September 27, 2005, the Board of Directors of ARIAD Pharmaceuticals, Inc. (the "Company"), on recommendation of its Compensation Committee (the "Committee"), took the following actions:

Adoption of the 2005 Executive Compensation Plan

The Board adopted a new 2005 Executive Compensation Plan (the "2005 Plan") effective as of October 1, 2005. The 2005 Plan is an unfunded, nonqualified, deferred-compensation plan and replaces the existing Executive Compensation Plan, established effective as of September 16, 1997 (the "1997 Plan"), which by its terms no longer qualifies for favorable federal income tax treatment with respect to compensation earned and vested after December 31, 2004. The 2005 Plan is intended to comply with new requirements under Section 409A of the Internal Revenue Code (the "Code"), as added by the American Jobs Creation Act of 2004 (the "Act"). Section 409A restricts when payments can be made to participants from an unfunded, nonqualified, deferred-compensation plan as well as the timing of deferral and payment elections by participants.

The 2005 Plan allows for the Company to make deferred performance-based bonus awards to its executive officers, key employees and key advisors. In addition, participants may also be allowed from time to time to defer payment of salary and certain other cash-based compensation. Payment of deferred amounts (other than salary) may be contingent upon meeting certain vesting requirements. The terms of awards, including the acceleration or modification of vesting terms, are determined by the Committee in its sole discretion. The value of amounts deferred under the 2005 Plan will be based on a hypothetical rate of return reflecting the actual performance of investments designated by the Committee from time to time in its sole discretion.

Participants may choose to receive payment of their benefits in either a lump sum or annual installments (but not to exceed 20 years). A participant may subsequently change the form of payment or elect to defer the timing of payment, within certain limits, provided the change is elected at least 12 months before the previously scheduled date for commencement of payment. No change to the form or timing of payment is permitted if it would have the effect of accelerating payment unless allowed by IRS regulations or guidance. Any change to the timing of payment must be a deferral for at least five additional years.

Amendment of the 1997 Plan

The Board approved an amendment of the 1997 Plan providing for the termination of all Bonus Options under the 1997 Plan which had not vested as of December 31, 2004. The value of the investments subject to each Bonus Option as of October 1, 2005, less the exercise price, will be credited on behalf of each option holder under the 2005 Plan. Transferred amounts will continue to be subject to the vesting schedule applicable under the 1997 Plan but shall be paid under the terms and conditions of the 2005 Plan.

Amendment and Restatement of the 2001 Stock Plan

The Board approved the amendment and restatement of the Company's 2001 Stock Plan (the "2001 Stock Plan") to provide for the granting of Restricted Stock Units, in addition to Stock Options and Stock Grants already allowed under the 2001 Stock Plan. Each grant of Restricted Stock Units shall state the terms of the grant including number of shares underlying the Restricted Stock Units, the time and events upon which such rights will accrue, any rights of the Company to reacquire the shares, termination and forfeiture provisions, the date or dates the underlying shares will be delivered and any other key terms.

Board of Director Compensation

The Board approved the provisions of payment of compensation to the members of the Board effective for service beginning on or after January 1, 2006. Currently a new member of the Board receives options to purchase 25,000 shares of Common Stock of the Company, vesting ratably over three years from the date of the award. Effective in January 2006, in addition to receiving the award upon election to the Board, each member of the Board, upon re-election to the Board, will receive options to purchase 20,000 shares of Common Stock of the Company, vesting ratably over three years from the date of grant. The exercise price will be the fair market value of the common stock of the Company on the date of grant. The options will have a term of ten years.

In addition to the above awards, persons currently serving as members of the Board in January of each year receive 10,000 shares of Restricted Stock under the terms of the 2001 Stock Plan. The shares are not subject to repurchase by the Company. Effective January 2006, persons who are serving as members of the Board in January of each year will receive either 10,000 shares of Restricted Stock or 10,000 Restricted Stock Units, as elected by each director in his or her discretion, for their service in that year. The underlying shares will not be subject to repurchase by the Company. Issuance of shares upon liquidation of the Restricted Stock Units will be subject to payment limitations under Section 409A of the Code. These awards will be made under the terms of the 2001 Stock Plan, as amended and restated. No other compensation, in the form of cash or otherwise, will be paid to the members of the Board other than reimbursement of expenses.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          ARIAD Pharmaceuticals, Inc.



                          By:  /s/ Edward M. Fitzgerald
                             ---------------------------------------------------
                               Edward M. Fitzgerald
                               Senior Vice President and Chief Financial Officer


Date:  October 3, 2005